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                         THE HARTFORD MUTUAL FUNDS, INC.
                       THE HARTFORD MUTUAL FUNDS II, INC.
                           HARTFORD SERIES FUND, INC.
                        HARTFORD HLS SERIES FUND II, INC.
                      THE HARTFORD INCOME SHARES FUND, INC.


              AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES


The Sarbanes-Oxley Act of 2002 ("Act")(1) and rules adopted by the Securities and Exchange Commission ("SEC") ("Rules")(2) require that the Audit Committee for the above-referenced companies (each a "Fund" and together the "Funds") pre-approve all audit services and non-audit services provided to the Fund by its independent registered public accounting firm ("Independent Auditor"), as well as all non-audit services provided by the Independent Auditor to the Fund's investment adviser and its Service Affiliates(3) if the services directly impact the Fund's operations and financial reporting.

The following policies and procedures govern the ways in which the Audit Committee will pre-approve audit and various categories of non-audit services that the Independent Auditor provides to the Fund and to Service Affiliates. These policies and procedures do not apply in the case of audit services that the Independent Auditor provides to Service Affiliates, nor do they apply to services that an audit firm other than the Independent Auditor provides to such entities.

These policies and procedures comply with the requirements for pre-approval, but also provide a mechanism by which management of the Fund may request and secure pre-approval of audit and non-audit services in an orderly manner with minimal disruption to normal business operations. Pre-approval of non-audit services may be achieved through a combination of the procedures described in Sections C and D below.

A.       General

1. The Audit Committee must pre-approve all audit services and non-audit services that the Independent Auditor provides to the Fund.


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(1)      Pub. L. 107-204, 116 Stat. 745 (2002).

(2)      Sec. Act Rel. No. 8183 (Mar. 20, 2003).

(3) A "Service Affiliate" is any entity controlling, controlled by, or under common control with the investment adviser that provides ongoing services to the Fund.
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2.       The Audit Committee must pre-approve any engagement of the Independent
         Auditor to provide non-audit services to any Service Affiliate during the period of the Independent Auditor's engagement to provide audit services to the Fund, if the non-audit services to the Service Affiliate directly impact the Fund's operations and financial reporting.

B.       Pre-Approval of Audit Services to the Fund

1. The Audit Committee shall approve the engagement of an Independent Auditor to audit the Fund's financial statements for each fiscal year (the "Engagement"). The approval of the Engagement shall not be delegated to a Designated Member. (See Section D below.) In approving the Engagement, the Audit Committee shall obtain, review and consider sufficient information concerning the proposed Independent Auditor to enable the Audit Committee to make a reasonable evaluation of the Independent Auditor's qualifications and independence. The Audit Committee also shall consider the Independent Auditor's proposed fees for the engagement, in light of the scope and nature of the audit services that the Fund will receive. Where the proposed fees have not been determined at the time of approval, the Audit Committee may consider a fee estimate or range as provided by the Independent Auditor.

2. The Audit Committee shall report to the Board of Directors (the "Board") regarding its approval of the Engagement and of the proposed fees for the Engagement, and the basis for such approval.

3. Unless otherwise in accordance with applicable law, the Engagement, in any event, shall require that the Independent Auditor be selected by the vote, cast in person, of a majority of the members of the Fund's Board who are not interested persons of the Fund (as defined in Section 2(a)(19) of the Investment Company Act of 1940) ("Independent Directors").

C. Pre-Approval of Non-Audit Services to the Fund and to Service Affiliates -- by Types of Services


1. The Audit Committee shall pre-approve types of non-audit services to the Fund and its Service Affiliates pursuant to this Section C.

2. Annually, at such time as the Audit Committee considers the Engagement of the Independent Auditor, management of the Fund, in consultation with the Independent Auditor, shall provide to the Audit Committee, for its consideration and action, the following: (a) a list of those types of non-audit services, if any, that the Fund may request from the Independent Auditor during the fiscal year; and (b) a list of those types of non-audit services directly impacting the Fund's operations and financial reporting that Service Affiliates may request from the Independent Auditor during the fiscal year.


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3.       The lists submitted to the Audit Committee shall describe the types of non-audit services in reasonable detail and shall include an estimated budget (or budgeted range) of fees where possible and such other information as the Audit Committee may request.

4. The Audit Committee's pre-approval of the types of non-audit services submitted pursuant to this Section C shall constitute authorization for management of the Fund to utilize the Independent Auditor for the types of non-audit services so pre-approved, if needed or desired during the fiscal year.

5. A list of the types of non-audit services pre-approved by the Audit Committee pursuant to this Section C will be distributed to the Fund's investment adviser and Service Affiliates and the appropriate partners of the Independent Auditor. Periodically, the Independent Auditor will discuss with the Audit Committee those non-audit services that have been or are being provided pursuant to this Section C.

D. Pre-Approval of Non-Audit Services to the Fund and to Service Affiliates -- Project-by-Project Basis

1. The Audit Committee also may pre-approve non-audit services on a project-by-project basis pursuant to this Section D.

2. Management of the Fund, in consultation with the Independent Auditor, may submit either to the Audit Committee or to the Designated Member, as provided in this Section D, for their consideration and action, a pre-approval request identifying one or more non-audit service projects. The request so submitted shall describe the project or projects in reasonable detail and shall include an estimated budget (or budgeted range) of fees and such other information as the Audit Committee or Designated Member shall request.

3. The Audit Committee, from time to time, may designate one or more of its members who are Independent Directors (each a "Designated Member") to consider, on the Audit Committee's behalf, any non-audit services, whether to the Fund or to any Service Affiliate, that have not been pre-approved by the Audit Committee. The Designated Member also shall review, on the Audit Committee's behalf, any proposed material change in the nature or extent of any non-audit services previously approved. The Fund's management, in consultation with the Independent Auditor, shall explain why such non-audit services or material change in non-audit services are necessary and appropriate and the anticipated costs thereof.

4. The Designated Member will review the requested non-audit services or proposed material change in such services and will either:

         (a) pre-approve, pre-approve subject to conditions, or disapprove any such requested services, or any proposed material change in services, whether to the Fund or to a Service Affiliate; or



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         (b)      refer such matter to the full Audit Committee for its
                  consideration and action.

         In considering any requested non-audit services or proposed material change in such services, the Designated Member shall not authorize services which would exceed $50,000 in fees for such services.

5. The Designated Member's pre-approval (or pre-approval subject to conditions) of the requested non-audit service or proposed material change in service pursuant to this Section D shall constitute authorization for the management of the Fund or the Service Affiliate, as the case may be, to utilize the Independent Auditor for the non-audit services so pre-approved. Any action by the Designated Member in approving a requested non-audit service shall be reported to the Audit Committee not later than at its next scheduled meeting. If the Designated Member does not approve the Independent Auditor providing the requested non-audit service, the matter may be presented to the full Audit Committee for its consideration and action.

E.       Amendment; Annual Review

1.       The Audit Committee may amend these procedures from time to time.

2.       These procedures shall be reviewed annually by the Audit Committee.

F.       Recordkeeping

1. The Fund shall maintain a written record of all decisions made by the Audit Committee or by a Designated Member pursuant to these procedures, together with appropriate supporting material.

2. In connection with the approval of any non-audit service pursuant to the de minimis exception provided in the Act and the Rules,(4) a record shall be made indicating that each of the conditions for this exception, as set forth in the Act and the Rules, has been satisfied.


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(4)      Section 202 of the Act (Section 10A(i)(1)(B) of the Securities Exchange
         Act of 1934, as amended) and Rule 2-01(c)(7) under Regulation S-X. Pre-approval by the Audit Committee of any permissible non-audit services is not required so long as: (i) the aggregate amount of all such permissible non-audit services provided to a Fund constitutes not more than 5% of the total amount of revenues paid by the Fund, its investment adviser, and the Service Affiliates to the Independent Auditor during the fiscal year in which the permissible non-audit services are provided; (ii) the permissible non-audit services were not recognized by the Fund at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or its delegate(s).


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3.       A copy of these Procedures and of any amendments to these Procedures shall be maintained and preserved permanently in an easily accessible place. The written records referred to in paragraphs 1 and 2 of this Section F shall be maintained and preserved for six years from the end of the fiscal year in which the actions recorded were taken, for at least the first two years in an easily accessible location.

G.       Prohibited and Conditionally Prohibited Non-Audit Services

         The Independent Auditor may not provide (except as described below) any of the following services to the Fund, the Fund's investment adviser, the Service Affiliates or any other member of the investment company complex. For purposes of this policy, "investment company complex" includes: 1) any entity controlling or controlled by the Fund's investment adviser/sponsor, 2) any other investment adviser under common control with the Fund's investment adviser/sponsor, and 3) any investment companies advised by any investment adviser in the investment company complex.

1.       Conditionally Prohibited Non-Audit Services

         The following services may be provided if the Fund and the Audit Committee can reasonably conclude that the result of the service would not be subject to audit procedures in connection with the audit of the Fund's financial statements:

         -        Bookkeeping;
         -        Financial information systems design and implementation;
         - Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
         -        Actuarial services; and
         -        Internal audit outsourcing services.

2.       Prohibited Non-Audit Services

         -        Management functions or human resources;
         - Broker or dealer, investment adviser or investment banking services;
         -        Legal services and expert services unrelated to the audit; and
         - Any other service that the Public Company Accounting Oversight Board determines, by regulation, is prohibited.



Approved on May 9, 2006



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